Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in this Current Report on Form 8-K for NTELOS Inc. (regarding its acquisition of R&B Communications, Inc.) of our reports dated February 19, 1999, relating to the consolidated financial statements of R&B Communications, Inc. and its subsidiaries.

/s/ Phibbs, Burkholder, Geisert and Huffman, LLP

Harrisonburg, Virginia
February 12, 2001